EXHIBIT 10.1

                         AGREEMENT WITH DATA POWER, INC.




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             LICENSE AGREEMENT WORLD WIDE VIDEO, INC. DATAPOWER INC.



LICENSE AGREEMENT

         This AGREEMENT is made this 31st day of August, 1998 between World Wide Video, Inc. (WWV) a Colorado Corporation, (the "Company") having a place of business at 102A North Main Street, Culpeper, VA 22701 and DataPower ("DataPower") Power"), a Colorado Corporation, (the "Promisor") of 101-1425 West Pender Street, Vancouver, B. C. Canada V6G2S3.

WITNESSETH:

         WHEREAS, WWV designs and manufactures leading edge technology and products for the Video Telephony market as described in WWV Confidential Business Plan dated June 5, 1997. (the "technology"); and

         WHEREAS,   DataPower  desires  to  acquire  the  exclusive  license  to manufacture, use, market and distribute the technology from WWV in accordance with the terms and conditions of this Agreement;

         NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.        Grant of License.

        (a) Subject to the terms and conditions set forth in this Agreement, WWV hereby grants to DataPower the exclusive license, right and privilege to manufacture, use, market and distribute the technology during the term hereof in the Country of Canada. Furthermore, WWV grants to DataPower the rights of first refusal for the exclusive license to manufacture, use, market and distribute the technology for the regions of South Africa and Australia / New Zealand.

         (b) WWV shall furnish to DataPower the technology's, copies of all patents, registered designs, schematics, manufacturing information and drawings, and marketing information including any previous sales information and current sales information. All of the above shall be kept confidential by DataPower. Any Breach of this clause shall be a reason to terminate this agreement.

     (c)  WWV  shall   cooperate  fully  with  DataPower  in  its  endeavors  to
manufacture, use and market the technology in its exclusive territories.

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DataPower  agrees to reimburse all reasonable  costs connected with WWV support, which will be agreed in writing by DataPower in conjunction with WWV

2. Term. Unless earlier terminated in accordance with the terms hereof, this Agreement shall continue for the period commencing the date hereof and ending March 15, 2008 and extend the term by mutual consent thereafter.

3.        Consideration.

         (a) Convertible Debenture. DataPower to date advanced $50,000 by way of bridge finance to WWV. Upon delivery of 2 working prototypes DataPower, the Debenture will be converted into 250,000 free trading shares of WWV. Furthermore, WWV confirms that the company is in the process of filing for approval to trade on the OTC-BB.

         (b) Option to Purchase Additional Shares. WWV agrees to provide DataPower an option to purchase an additional 500,000 free trading shares for payment of $150,000 if such payment is made by September 23, 1998 or 15 business days after delivery of working prototypes, whichever shall be the later.

         Upon the signing of this License Agreement DataPower agrees that this payment is in addition and not a part of the Royalty payments described in number four (4) below. Further, WWV agrees to return, in full, without interest, the $50,000 loan to secure the rights if WWV cannot deliver working a United State's version of a commercial product to DataPower within three months (3) of the signing of this agreement.

4. Royalties. Said payment shall be made quarterly within sixty days of the end of each quarter. The royalty payments of 5% on wholesale sales of WWV's products. Attached to the payment shall be the proper accounting, which may be audited by WWV.

5. USA Marketing Rights. In consideration of the 250,000 of 144 shares in DataPower, WWV grants DataPower the non-exclusive rights to market to the US Government Military Bases.

6. First right to acquire the exclusive rights for South Africa. WWV agrees to provide DataPower with the first rights to acquire the exclusive rights for manufacturing, use, marketing and distribution of WWV products and technology



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for payment of $25,000 on or before December 30, 1998 and royalty payments of 5%
on wholesale sales of WWV's products.

7. First right to acquire the exclusive rights for Australia and New Zealand. WWV agrees to provide DataPower with the first rights to acquire the exclusive rights for manufacturing, use, marketing and distribution of WWV products and technology for payment of $50,000 on or before January 30, 1999, and royalty payments of 5% on wholesale sales revenues of WWV's products.

8.        Termination.

         (a)  This  Agreement   shall  terminate  upon  written  notice  at  the
         discretion of either party hereto in the event the other party shall voluntarily or involuntarily enter bankruptcy, reorganization, arrangement, receivership or any similar proceedings or declare itself to be insolvent or bankrupt. If either party is involved in any of the foregoing events, such party shall immediately notify the other in writing of the occurrence of such event.

         (b) Upon expiration or termination of this Agreement for any reason, DataPower shall cease and terminate the use of the technology.

         (c) Termination of this Agreement for any reason shall not release either party of any liability accrued through the date of such termination, nor effect in any way the survival of any claim arising from any breach of any right, duty or obligation of any party hereto accrued hereunder as of the date of such termination.

9. Indemnification. WWV agrees, for WWV's products produced by WWV, to indemnify, defend and hold harmless DataPower from and against any and all claims, losses, suits, damages, costs and liabilities relating to or arising from its manufacture, distribution, use or sale of products using the technology or the breach by WWV of any of its warranties or representations contained herein. WWV will not be responsible for any changes made by DataPower to the provided U.S. based product manufacturing information to meet jurisdictional, territorial and other requirements.

9.       Miscellaneous.

         (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado as applied to residents of the State of Colorado without regard to conflict of law principles.




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         (b) WWV  represents and warrants to DataPower that (i) WWV is the owner of the technology, (ii) WWV has the right and authority to grant to DataPower the license to use the technology in the manner provided for herein (iii) the grant by WWV of the license provided for herein-does not violate or conflict with any agreement, instrument or commitment, or any law, rule, regulation, court order or proceeding, to which WWV is a party or is bound.

11. Prior Agreements. This Agreement supersedes all prior Agreements.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.


LICENSOR:

WORLD WIDE VIDEO, Inc.


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John G. Perry, President



LICENSEE:

DataPower, Inc.


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Brian Harris, President